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                         YARDVILLE NATIONAL BANK
                      SURVIVOR INCOME PLAN FOR THE
                      BENEFIT OF TIMOTRY J. LOSCH

         This agreement is made and entered into effective as of the 1st day of January, 1998, by and between YARDVILLE NATIONAL BANK, a corporation organized and existing under the laws of the state of New Jersey (hereinafter called "Company"), and TIMOTHY J. LOSCH hereinafter called "Executive").

                                   WITNESSETH:

         WHEREAS, the Executive is now serving the Company as Senior Vice President and Chief Operating Officer; and

         WHEREAS, the services of the Executive is considered by the Company to be an invaluable contribution to the success of the Company; and

         WHEREAS, the Company wishes to retain the services of the Executive to insure the continued success and future growth of the Company; and

         WHEREAS, the Executive is willing to continue in the employ of the Company provided the Company agrees to provide certain benefits in accordance with the terms and conditions hereinafter set forth:

         NOW THEREFORE the parties agree as follows:

                                   ARTICLE ONE

Employment. The Company will employ the Executive as Chief Operating Officer or in such other positions as may be determined from time to time by the Company and at such rate of compensation as may be so determined. The Executive will devote his full energy, skill and best efforts to the affairs of the Company on a substantially full-time basis.

                                   ARTICLE TWO

         2.1 Pre-Termination Survivor Income Benefit. If the Executive dies before otherwise terminating employment with the Company, the Company shall pay to the Executive's designated beneficiary the survivor income benefit described in Section 2.2.


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         2.2 Form of Benefits. The survivor income benefit shall be equal to
SEVENTY-FIVE PERCENT (75%) of the Executive's final annual salary that was paid to him at the time of his death and shall be paid to the Executive's beneficiary in one hundred twenty (120) equal monthly installments payable on the first day of each month commencing with the first day of the month following the Executive's death until one hundred twenty (120) payments have been made.

         2.3 Beneficiary Designations. The Executive shall designate a beneficiary by filing a written designation with the Company. The Executive may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Executive and accepted by the Company during the Executive's lifetime. The Executive's beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Executive, or if the Executive names a spouse as beneficiary and the marriage is subsequently dissolved. If the Executive dies without a valid beneficiary designation, all payments shall be made to the Executive's surviving spouse, if any, and if none, to the Executive's surving children and the descendants of any deceased child by right of representation, and if no children or descendants survive, to the Executive's estate.

         2.4 Facility of Payment. If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property; the Company may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Company may require proof of incompetency, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company from all liability with respect to such benefit.

                                  ARTICLE THREE

         3.1 Claims Review. The Company shall notify the Executive's beneficiary in writing, within ninety (90) days of his or her written application for benefits, of his or her eligibility or ineligibility for benefits under the Agreement. If the Company determines that the beneficiary is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial, (2) a specific reference to the provisions of the Agreement on which the denial is based, (3) a description of any additional information or material necessary for the claimant to perfect his or her claim, and a description of why it is needed,

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and (4) an explanation of the Agreement's claims review procedure and other appropriate information as to the steps to be taken if the beneficiary wishes to have the claim reviewed. If the Company determines that there are special circumstances requiring additional time to make a decision, the Company shall notify the beneficiary of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional ninety-day period.

         3.2 Review Procedure. If the beneficiary is determined by the Company to not be eligible for benefits, or if the beneficiary believes that he or she is entitled to greater or different benefits, the beneficiary shall have the opportunity to have such claim reviewed by the Company by filing a petition for review with the Company within sixty (60) days after the receipt of the notice issued by the Company. Said Petition shall state the specific reasons which the beneficiary believes entitle him or her to benefits or to greater or different benefits. Within sixty (60) days after receipt by the Company of the petition, the Company shall afford the beneficiary an opportunity to present his or her position to the Company orally or in writing, and the beneficiary shall have the right to review the pertinent document. The Company shall notify the beneficiary of its decision in writing within the sixty-day period stating specifically the bases of its decision, written in a manner calculated to be understood by the beneficiary and the specific provisions of the Agreement on which the decision is based. If, because of the need for a hearing, the sixty-day period is not sufficient, the decision may be deferred for up to another sixty-day period at the election of the Company, but notice of this deferral shall be given to the beneficiary.

                                  ARTICLE FOUR

         4.1 lnsurance. If the Company PIP elects to purchase a life insurance contract to provide the Company with funds to make payments hereunder, the Company shall at all times be the sole and complete owner and beneficiary of such contract and shall have the unrestricted right to use all amounts and exercise all options and privileges thereunder without the knowledge or consent of the Executive or the Beneficiary or any other person, it being expressly agreed that neither the Executive, the Beneficiary nor any other person shall have any right, title or interest whatsoever in or to any such contract. If the Company purchases a life insurance contract on the life of the Executive, the Executive

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agrees to sign any papers that may be required for that purpose and to undergo any medical examination or tests which may be necessary.

         4.2 Rights of the Executive. This article shall not be construed as giving the Executive or the Beneficiary any greater rights then those of any other unsecured creditor of the Company. Any insurance on the Executive's life is a general asset of the Company to which the Executive and designated beneficiary have no preferred or secured claim.


                                  ARTICLE FIVE

         Amendment and Termination. This agreement may be amended at any time or from time to time by written agreement of the parties. The Company may terminate this Agreement at any time prior to the Executive's death by written notice to the Executive.

                                   ARTICLE SIX

         Assignment. Neither the Executive, nor the Beneficiary, nor any other person entitled to payment hereunder have the power to transfer, assign, anticipate, mortgage or otherwise encumber in advance any of such payments, nor shall such payments be subject to seizure for the payment of public or private debts, judgments, alimony or separate maintenance; or be transferable by operator of law in the event of bankruptcy, insolvency or otherwise.

                                  ARTICLE SEVEN

         7.1 Binding effect. This agreement shall be binding upon the parties, their heirs, executors, administrators, successors and assigns. This agreement is the entire agreement between the Company and the Executive, written or oral, related to the Company's obligation to pay any survivor income benefits to the Executive's beneficiaries or survivors. This agreement supersedes all prior agreements, understandings and negotiations.

         7.2 No Guaranty of Employment. This Agreement is not an employment policy or contract and does not give the Executive the right to remain an employee of the Company, nor does it interfere with the Company's right to discharge the Executive. It also does not require the Executive to remain an employer nor restrict the right of the Executive to terminate his employment at any time.

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         7.3 Tax Withholding. The Company shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

         7.4 Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of New Jersey.

IN WITNESS WHEREOF the parties have executed this agreement this 20th day of March, 1998.

/s/ Timothy J. Losch                    ______________________________
-----------------------------           YARDVILLE NATIONAL BANK
    Timothy J. Losch

                                        By: /s/ Patrick M. Ryan
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                                            Patrick M. Ryan, President & CEO

                                        ATTEST: Kathleen A. Fone
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